U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Erickson                          Kenneth                 J.
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   (Last)                           (First)             (Middle)

11122 Hidden Springs Ct.
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                                    (Street)

Dubuque                              IA                    52003
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Heartland Financial USA, Inc.   HTLF

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

February 14, 2003

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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Executive Vice President & Chief Credit Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                                                                                       1,736         I          401(k)
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Common Stock                        2/14/03	     M              16,000        A     8.00      73,497         D(1)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Non-Qualified
Stock Option                                                                   Common
(Right to Buy)     8.00    2-14-03    M              16,000  (2)    5-18-2005  Stock    16,000              0         D
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Non-Qualified
Stock Option                                                                   Common
(Right to Buy)     8.62                                      (2)    2-05-2006  Stock    16,000                        D
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Non-Qualified
Stock Option                                                                   Common
(Right to Buy)    12.00                                      (2)    1-02-2007  Stock    16,000            	      D
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Non-Qualified
Stock Option                                                                   Common
(Right to Buy)    14.75                                      (2)    1-02-2008  Stock    16,000                        D
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Non-Qualified
Stock Option                                                                   Common
(Right to Buy)    18.00                                      (2)    1-02-2009  Stock    12,000                        D
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Non-Qualified
Stock Option                                                                   Common
(Right to Buy)    18.00                                      (2)    1-17-2010  Stock     3,000                        D
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Non-Qualified
Stock Option                                                                   Common
(Right to Buy)    13.00                                      (2)    6-01-2011  Stock     2,000                        D
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Non-Qualified
Stock Option                                                                   Common
(Right to Buy)    13.20                                      (2)    1-15-2012  Stock     1,500                        D
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Non-Qualified
Stock Option                                                                   Common
(Right to Buy)    17.76   			             (2)    1-21-2013  Stock     4,000                        D
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
Explanation of Responses:
(1)Includes 6,333 shares held jointly with reporting person's spouse
(2)Represents options to buy granted under the Company's 1993
Stock Option Plan, a Rule 16(b)(3) plan, which options vest one-third per year beginning on the 3rd anniversary of date of grant.



     /s/ Kenneth J. Erickson				        2/14/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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